Exhibit (s)(4)

POWER OF ATTORNEY

The undersigned being an officer or director of the Avenue Income Credit Strategies Fund (the “Fund”), a Delaware statutory trust, does hereby, in the capacity shown below, appoint each secretary and president of the Fund, as agent and attorney-in-fact with full power to act separately and full power of substitution and resubstitution, for him and in his name, as fully to all intents as he might or could do in person, for the purposes to execute and deliver, for and on behalf of the undersigned, a Registration Statement on Form N-2 relating to the issuance by the Fund of transferable rights to purchase the Fund’s common shares (the “Offer”) and any other document, upon the advice of counsel, to be filed by the Fund in connection with the Offer, including any Pre-Effective Amendments to such Registration Statement, any and all Post-Effective Amendments to such Registration Statement, any and all supplements or other instruments in connection therewith, and any subsequent Registration Statements for the Offer which may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended.

Dated: February 10, 2012

/s/ Randolph Takian
Randolph Takian	Trustee, President and Chief Executive Officer